UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 7, 2006

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In compliance with a Frequently Asked Questions Bulletin on Form 8-K issued on November 23, 2004 by the Division of Corporate Finance of the Securities and Exchange Commission (“SEC”), Terex Corporation (“Terex” or the “Company”) is disclosing the following items which the SEC may deem to be material definitive agreements.

(a)       The Board of Directors (the “Board”) and the stockholders of Terex previously adopted the Terex Corporation 2004 Annual Incentive Compensation Plan (the “Annual Plan”), which provides for incentive compensation in the form of an annual bonus to key executives of Terex upon satisfaction of certain performance measures. Terex has previously filed the Annual Plan with the SEC. At its March 7, 2006 meeting, the Compensation Committee of the Board approved the performance measures, and the related percentage of bonus allocable to each such measure, to be applied under the Annual Plan for determining bonuses for Annual Plan participants other than Terex’s Chief Executive Officer (“CEO”) related to Terex’s 2006 fiscal year.

The 2006 performance measurements under the Annual Plan focus on Think Terex Performance, Segment Performance, and Individual Performance, each as defined below. The Annual Plan is designed to provide incentive and reward for performance that is consistent with the objectives of Terex. Eligible participants in the Annual Plan will be assigned a bonus target for 2006, which will represent a percentage of their annual base salary, based upon their management level. For participants with functional responsibilities who report directly to Terex’s CEO and for participants at the Terex corporate office, 60% of the bonus target will be based on Think Terex Performance and 40% will be based on Individual Performance. For participants who report directly to the CEO who have direct operating responsibility, 40% of the bonus target will be based on Think Terex Performance, 20% will be based on Segment Performance, and 40% will be based on Individual Performance. For all other participants, 20% of the bonus target will be based on Think Terex Performance, 40% will be based on Segment Performance, and 40% will be based on Individual Performance.

Think Terex Performance is based upon a return on invested capital (“ROIC”) measurement determined at the overall Terex level. ROIC will be determined using a formula based on Terex’s operating earnings, average net debt and average book equity based on a five quarter period starting with the fourth quarter of 2005.

Segment Performance will be based upon an equal rating of cash flow and operating earnings at the operating segment level, with performance measured against approved management-operating plans.

Individual Performance can include all or any combination of segment performance, business unit performance, personal goals, Terex Business Systems goals, as well as other financial and non-financial measurements relating to initiatives in operational excellence, human resources, and business development. The CEO is responsible for determining Individual Performance for each of his direct reports. For other participants, Individual Performance will be determined by the appropriate manager.

(b)      Currently, Terex and its named executive officers (as defined in the regulations to the Securities and Exchange Act of 1934), other than its CEO, and a very limited number of other executive officers of the Company, are parties to Change in Control and Severance Agreements. The Board limited the period of these agreements to approximately two years to allow the Board to periodically review the terms of these agreements. These agreements are set to expire on or about March 31, 2006.

The Board has reviewed the costs and benefits of these agreements and has determined that it remains in the best interests of the Company and its stockholders to foster the continued employment of key management personnel. Therefore, Terex and its named executive officers, other than its CEO, and certain of its other executive officers, including, but not limited to, those executive officers that were a party to a prior Change in Control and Severance Agreement (each an “Executive”), are entering into new Change in Control and Severance

Agreements (the “Executive Agreements”). The Executive Agreements are similar in nature to the previous agreements, forms of which were previously filed by Terex with the SEC.

Copies of the forms of Executive Agreement are filed as Exhibits 10.1 and 10.2 to this Form 8-K. The primary difference between the two forms of Executive Agreements is whether the severance payments and certain other benefits received by the Executive are based upon a two year time period or a one year time period. The following summary is qualified in its entirety by reference to the attached forms of Executive Agreements.

Pursuant to the Executive Agreements, if an Executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the Executive without Good Reason (each as defined in the Executive Agreements), the Executive is to receive (i) one or two times his/her base salary, (ii) one or two times his/her annual bonus for the last calendar year preceding termination, and (iii) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the Executive’s termination. The Executive Agreements also provide for additional payments to the Executive in the event that any payments under the Executive Agreements are subject to excise tax under the Internal Revenue Code of 1986, as amended, such that the Executive retains an amount of such additional payments equal to the amount of such excise tax. In addition, the Executive also will receive (a) immediate vesting of unvested stock options and stock grants, with a period of up to six months following termination to exercise such options, (b) immediate vesting of all unvested units granted under the Company’s 1999 Long Term Incentive Compensation Plan for their maximum cumulative value, if applicable, (c) continuing insurance coverage for 12 or 24 months from termination, (d) continuation of all other benefits in effect at the time of termination for 12 or 24 months from termination and (e) outplacement services for a period of at least 12 months from termination.

In the event an Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the Executive (i) one or two times his/her base salary, (ii) two times his/her annual bonus for the last calendar year preceding termination, if applicable, and (iii) any accrued vacation pay. This is to be paid in 12 or 24 equal monthly payments. In such event, the Executive would also have the right to exercise any stock options, long term incentive awards or similar awards for up to six months following termination, and would immediately vest in options and stock awards granted under the Company’s incentive plans that would vest in the 12 or 24 months following the date of termination. In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 12 or 24 months from termination and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the Executives agree to keep confidential certain Company information and not to disparage the Company. In addition, certain of the Executives agree that, for a period of 12 or 18 months following the date of termination (or 24 months following such termination, if such termination is within 24 months following a Change in Control), the Executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement remains in effect until the earliest of: (i) termination of the Executive’s employment prior to a Change in Control (other than termination in anticipation of a Change in Control) by the Company for Cause, by the Executive for any reason other than Good Reason or by reason of the Executive’s death or Permanent Disability; (ii) termination of the Executive’s employment with the Company following a Change in Control, by reason of death or Permanent Disability, by the Company for Cause or by the Executive for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, each Executive Agreement terminates on March 31, 2008, if the Executive is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Form of Change in Control and Severance Agreement between Terex Corporation and certain executive officers.

10.2	Form of Change in Control and Severance Agreement between Terex Corporation and certain executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2006

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen
Senior Vice President